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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            PER-SE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                     58-1651222
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

                        1145 SANCTUARY PARKWAY, SUITE 200
                            ALPHARETTA, GEORGIA 30004
              (Address and Zip Code of Principal Executive Offices)


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
If this Form relates to the registration of a class of       If this Form relates to the registration of a class
securities pursuant to Section 12(b) of the Exchange         of securities pursuant to Section 12(g) of the
Act and is effective pursuant to General Instruction         Exchange Act and is effective pursuant to General
A.(c), please check the following box.   [ ]                 Instruction A.(d), please check the following box. [X]
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Securities Act registration statement file number to
which this form relates:                                 --------------------
                                                            (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                Name of each exchange on which
       to be so registered                each class is to be registered
      ----------------------              ------------------------------
             NONE                                     NONE


Securities registered pursuant to Section 12(g) of the Act:

                         PREFERRED STOCK PURCHASE RIGHTS
                                (Title of class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Reference is hereby made to the Registration Statement on Form 8-A dated February 12, 1999 and filed with the Securities and Exchange Commission (File No. 000-19480) on February 12, 1999 (the "Original Form 8-A") by Per-Se Technologies, Inc., a Delaware corporation formerly known as Medaphis Corporation (the "Registrant"), relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement, dated as of February 11, 1999 (the "Rights Agreement"), by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). The Original Form 8-A is incorporated herein by reference.

         On May 4, 2000, the Registrant and the Rights Agent executed a First Amendment to the Rights Agreement (the "First Amendment") changing all instances of the term "Medaphis Corporation" to "Per-Se Technologies, Inc." and providing for the exclusion of Basil P. Regan and Regan Partners, L.P. (collectively, "Regan Fund Management") from the definition of the term "Acquiring Person" so long as Regan Fund Management does not become the Beneficial Owner of 20% or more of the outstanding shares of the Registrant's Common Stock.

         On December 6, 2001, the Registrant and the Rights Agent executed a Second Amendment to the Rights Agreement, effective as of March 6, 2002 (the "Second Amendment"), rescinding the foregoing exclusion of Regan Fund Management from the definition of "Acquiring Person."

         On March 10, 2003, the Registrant and the Rights Agent executed a Third Amendment to the Rights Agreement (the "Third Amendment") providing for the exclusion of ValueAct Capital Partners, L.P. ("ValueAct Partners"), ValueAct Capital Partners II, L.P. ("ValueAct Partners II"), ValueAct Capital International, Ltd. ("ValueAct International"), VA Partners, L.L.C. ("VA Partners"), Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin (ValueAct Partners, ValueAct Partners II, ValueAct International, VA Partners and Messrs. Ubben, Hamel and Kamin, and their affiliates, collectively, "ValueAct") from the definition of the term "Acquiring Person" so long as ValueAct does not become the Beneficial Owner of 20% or more of the outstanding shares of the Registrant's Common Stock.

         On February 18, 2005, the Registrant and the Rights Agent executed a Fourth Amendment to the Rights Agreement (the "Fourth Amendment") removing
Section 23(c) thereof (the "slow hand" provision) in its entirety. Section 23(c) previously provided that if, within 180 days of a public announcement by a third party of an intent or proposal to engage in an acquisition of or business combination with the Registrant or otherwise to become an Acquiring Person, there was an election of Directors resulting in a majority of the Board of Directors being comprised of persons who were not nominated by the Board of Directors in office immediately prior to such election, then following the effectiveness of such election, the Rights could not be redeemed for a period of 180 days unless (1) the Rights were otherwise then redeemable absent the provisions of paragraph 23(c) and (2) the Board of Directors fulfilled certain specified procedural obligations.

         The Fourth Amendment also amends and restates Section 29 of the Rights Agreement to create a TIDE (three-year independent director evaluation) Committee, consisting of independent members of the Registrant's Board of Directors, that will review and evaluate the Rights Agreement at least once every three years to consider whether the maintenance of the Rights Agreement continues to be in the best interests of the Registrant, its stockholders and other relevant constituencies of the Registrant. The TIDE Committee may also review and evaluate the Rights Agreement if (1) any Person has made an acquisition proposal to the Registrant or its stockholders, or taken any other action that could cause such Person to become an Acquiring Person, and (2) a majority of the members of the TIDE Committee deems such review and evaluation appropriate after giving due regard to all relevant circumstances.


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         The foregoing descriptions of the First Amendment, Second Amendment,
Third Amendment and Fourth Amendment are general descriptions only and are qualified in their entirety by reference to the Amendments. The First Amendment, Second Amendment, Third Amendment and Fourth Amendment to the Rights Agreement are filed herewith as Exhibits 4.2, 4.3, 4.4 and 4.5, respectively, and are incorporated herein by reference. Terms not otherwise defined herein have the meaning ascribed to them in the Rights Agreement, as amended.

ITEM 2.  EXHIBITS

  EXHIBIT NUMBER  EXHIBIT TITLE
  --------------  -------------

         4.1 Rights Agreement, dated as of February 11, 1999, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights certificates as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated and filed with the Commission on February 12, 1999).

         4.2 First Amendment to Rights Agreement, dated as of May 4, 2000, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to
                  Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

         4.3 Second Amendment to Rights Agreement, dated as of December 6, 2001 and effective as of March 6, 2002, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

         4.4 Third Amendment to Rights Agreement, dated as of March 10, 2003, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002).

         4.5 Fourth Amendment to Rights Agreement, dated as of February 18, 2005, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated February 18, 2005 and filed with the Commission on February 22, 2005).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: February 22, 2005
                                      PER-SE TECHNOLOGIES, INC.


                                      By:   /s/ Chris E. Perkins
                                          -------------------------------------
                                               Chris E. Perkins
                                               Executive Vice President
                                               and Chief Financial Officer




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                                  EXHIBIT INDEX

EXHIBIT NUMBER   EXHIBIT TITLE
--------------   -------------

         4.1 Rights Agreement, dated as of February 11, 1999, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights certificates as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated and filed with the Commission on February 12, 1999).

         4.2 First Amendment to Rights Agreement, dated as of May 4, 2000, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to
                  Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

         4.3 Second Amendment to Rights Agreement, dated as of December 6, 2001 and effective as of March 6, 2002, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

         4.4 Third Amendment to Rights Agreement, dated as of March 10, 2003, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002).

         4.5 Fourth Amendment to Rights Agreement, dated as of February 18, 2005, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated February 18, 2005 and filed with the Commission on February 22, 2005).


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